Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NAME OF SUBSIDIARY	COUNTRY OF ORGANIZATION

Lazard Group LLC	U.S.
Lazard International Holdings, Inc.	U.S.
Lazard Frères & Co. LLC	U.S.
Lazard Asset Management LLC	U.S.
LLtd Corp I	U.S.
LLtd Corp II	U.S.
Lazard & Co., Holdings Limited	United Kingdom
Lazard & Co., Limited	United Kingdom
Lazard & Co., Services Limited Lazard Asset Management Limited	United Kingdom United Kingdom
Compagnie Financière Lazard Frères SAS	France
Lazard Frères Gestion SAS	France
Lazard Frères Banque SA	France
Maison Lazard SAS	France
LLtd Holding Sàrl	Luxembourg
LLtd 2 Sàrl	Luxembourg